Exhibit 10.7

FORM OF

CHANGE IN CONTROL AGREEMENT

(Tier II Agreement)

[date]

Dear:

1. This letter agreement (the “Agreement”) is an amendment and restatement of the agreement previously entered into by you and Arch Chemicals, Inc. (the “Company”) and shall be binding immediately upon its execution and delivery, but it shall not be operative unless and until there has been a Change in Control (as defined below) of Arch Chemicals, Inc. (the “Company”). In the event that this Agreement shall not have become operative during its Term (as defined below), it shall not thereafter become operative or be of any force or effect.

2. For purposes of this Agreement, the following definitions apply:

(a)	“Change in Control” means the first of the following events to occur:

(i)	there is consummated a merger or consolidation to which the Company or any Subsidiary of the Company is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation;

(ii)	direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing in the aggregate 20% or more of the total combined voting power of the Company’s then issued and outstanding securities is acquired by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company or any of its Subsidiaries, (B) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by the Company or any corporation controlled by the Company, (C) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company and (E) any acquisition in connection with a merger or consolidation which, pursuant to subparagraph (i) above, does not constitute a Change of Control;

(iii)	there is consummated a transaction for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale;

(iv)	the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

(v)	the occurrence within any 24-month or shorter period of a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board. For purposes of this subparagraph, “Continuity Directors” means (A) those members of the Board who were directors on the date hereof and (B) those members of the Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) who were elected or appointed by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing directors who either were directors on the date hereof or were previously so elected or appointed.

(b)	“Cause” means your willful and continued failure to substantially perform your duties; your willful engaging in gross misconduct significantly and demonstrably financially injurious to the Company; or your willful misconduct in the course of your employment which is a felony or fraud. No act or failure to act on your part will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of the Company or not opposed to the interests of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Company” means Arch Chemicals, Inc. or a successor of Arch Chemicals, Inc. (whether direct or indirect) by acquisition of all or substantially all of its assets, merger or consolidation.

(e)	“Section 409A” means Section 409A of the Code, the Treasury Regulations promulgated under Section 409A of the Code and other guidance issued by the Internal Revenue Service in respect of Section 409A of the Code, in each case as in effect from time to time.

(f)	“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

(g)	“Term” shall mean the period from the date hereof through December 31, 2011; provided that, if a Change in Control occurs during the Term of this Agreement, the Term shall end on the later of (i) second anniversary of the date of such Change in Control and (ii) December 31, 2011.

(h)	“Termination” means if:

(i)	Within 18 months following a Change in Control, you are discharged by the Company (or any of its subsidiaries) other than for Cause; or

(ii)	You terminate your employment within 24 months following a Change in Control in the event that:

(1)	the Company requires you to relocate your then office to an area that increases by more than 30 miles your commuting distance, on a daily basis, from your then residence, except the requirement to relocate your office to the Company’s corporate headquarters wherever located prior to the Change in Control, is not a basis for Termination if (a) in the transfer, the Company reimburses you fully for all your relocation costs consistent with its past practice in effect prior to a Change in Control and (b) you are not age 55 or older with at least ten years of creditable service under a Company retirement plan either prior to the Change in Control or at the time of the required relocation;

(2)	the Company reduces your base salary as in effect immediately prior to the Change in Control;

(3)	the Company fails to continue in any material respect your participation in its benefit plans (including incentive compensation and stock options), both in terms of the amount of the benefits provided (other than due to the Company’s or a relevant operation’s financial or stock price performance provided such performance is a relevant criterion under such plan) and the level of your participation relative to other participants as exists on the date hereof; provided that, with respect to annual and long term incentive compensation plans, the basis with which your amount of benefits and level of participation shall be compared shall be the average benefit awarded to you under the relevant plan during the three years immediately preceding the date of Termination;

(4)	your duties, position or reporting responsibilities are materially diminished; or

(5)	A willful material breach by the Company of this Agreement.

Notwithstanding anything to the contrary contained herein, you will not be entitled to terminate employment and receive the payments and benefits set forth in paragraph 3 as the result of the occurrence of any event specified in the foregoing clause (ii) (each such event, “a Good Reason Event”) unless, within 90 days following the occurrence of such event, you provide written notice to the Company of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. The Company will have 30 days from the receipt of such notice within which to cure (such period, the “Cure Period”) the circumstances giving rise to the Good Reason Event. If, during the Cure Period, such event is remedied, then you will not be permitted to terminate employment and receive the payments and benefits set forth in paragraph 3 as a result of such Good Reason Event. If, at the end of the Cure Period, the Good Reason Event has not been remedied, you will be entitled to terminate employment as a result of such Good Reason Event during the 45 day period that follows the end of the Cure Period. If you terminate employment during such 45 day period, so long as you delivered the written notice to the Company of the occurrence of the Good Reason Event at any time prior to the expiration of this Agreement, for purposes of the payments, benefits and other entitlements set forth in paragraph 3 of this Agreement, the termination of your employment pursuant thereto shall be deemed to be a termination before the expiration of this Agreement. If you do not terminate employment during such 45 day period, you will not be permitted to terminate employment and receive the payments and benefits set forth in paragraph 3 as a result of such Good Reason Event.

3. (a) In the event of a Termination, the Company will pay you a cash amount (“Special Severance”) equal to the sum of:

(i)	12 months salary at the higher of your base rate of salary in effect at the Company (or any subsidiary thereof) immediately prior to the Change in Control or on the date of Termination; plus

(ii)	an amount equal to the greater of (a) the average of your bonus awards actually paid under the Company’s annual cash incentive compensation plans or programs for the three calendar years immediately preceding the year in which Termination occurs (including zero if you participated in such plans or programs for the particular year but nothing was paid) or (b) your standard annual cash incentive award for the year in which Termination occurs.

For the purposes of clause 3(a)(ii)(a), (A) any bonus amounts deferred to the Employee Deferral Plan for a particular bonus year shall be deemed to have been actually paid and not deferred, and (B) if you did not participate for such three year period in such plans or programs, the average shall be of the two full calendar years in which you did participate or in the case of one calendar year of participation, the amount for such one year.

(b)	During the 12-month period following your Termination, you and your dependents shall continue to be entitled to coverage under the medical and dental insurance plans of the Company, and you shall continue to be entitled to coverage under the life insurance plans (other than travel/accident) of the Company, in which you participated prior to Termination on a basis no less favorable than in effect immediately prior to the Change in Control; provided that your entitlement to medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, would commence at the end of the period during which medical and dental insurance coverage is provided under this Agreement without offset for coverage provided hereunder. Except as specifically permitted by Section 409A, the medical, dental and life insurance coverage provided to you (and your eligible dependents) during any calendar year shall not affect the coverage provided in any other calendar year, and the right to such coverage cannot be liquidated or exchanged for any other benefit.

(c)	Payment of Special Severance will be made to you within 30 days of the date of your Termination in a lump sum; provided, however, the amount of the Special Severance paid hereunder shall, subject to paragraph 11(b), be applied to reduce whatever cash severance payments, if any, to which you are entitled under the applicable severance policy of the Company or under any special severance arrangements which may have been entered into by you with the Company with respect to termination of your employment with the Company. The payment(s) of the Special Severance will be reduced by any applicable, required withholding taxes.

(d)	Nothing in this Agreement shall be deemed to limit any provision of the Company’s equity plans, or other employee benefit or incentive compensation plan of the Company which may apply in the event of a Change in Control.

(e)	You shall accrue no vacation following the date of Termination but shall be entitled to payment for accrued and unused vacation for the then current calendar year within 30 days of the date of your Termination.

(f)	You shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter. Termination occurs during or after the second calendar quarter, you shall be entitled to prorated ICP award for the calendar year of Termination which shall be determined by multiplying your then current ICP standard by a fraction, the numerator of which is the number of weeks elapsed in the calendar year prior to the Termination and the denominator of which is 52. You shall accrue no ICP award during the 12 months following the date of Termination. For purposes of this paragraph, “ICP” shall mean the annual cash incentive plan or program in effect at the time of Termination. ICP award, if any, shall be paid in a lump sum when the Special Severance is paid.

4. The amount of payments provided for in this Agreement shall not be reduced by the amount of compensation, if any, which you may receive from a third party following your Termination.

5. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform the Agreement if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement. As used in this Agreement, “the Company” means the Company as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this paragraph 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

6. Anything in this Agreement to the contrary notwithstanding, in the event that you cease to be employed by the Company or its Subsidiary for any reason, whether at your election or that of the Company, prior to a Change in Control, this Agreement shall not thereafter become operative or be of any force or effect notwithstanding the subsequent occurrence of a Change in Control except for paragraph 9 which is effective and operative on the date hereof and shall survive any termination of this Agreement.

7. No Employment Rights. This Agreement shall not be deemed to confer upon you a right to continued employment with the Company or any of its affiliates.

8. Disputes/Arbitration.

(a)	Except with respect to enforcement by the Company of paragraph 9 or other legal action by the Company for breach by you of paragraph 9, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at the Company’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect. The arbitration tribunal shall reach a decision within 120 days of its appointment but such time period may be extended by such arbitration tribunal in the interest of justice. Failure to adhere to this time limit will not constitute a basis for challenging the arbitration award or decision. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(b)

The Company shall pay as they become due all reasonable legal fees and expenses which you may incur prior to the second anniversary of the date of Termination to enforce this Agreement unless you had no reasonable basis for the claim. Should the Company dispute your entitlement to such fees and expenses, the burden of proof shall be on the Company to establish that you had no reasonable basis for the claim. Any amounts reimbursable by the Company pursuant to this paragraph 8(b) shall be paid to you prior to the last day of the calendar following the calendar year in which such fees are incurred. Reimbursements and expenses paid by the Company during any calendar year shall not affect the reimbursements and expenses paid in any other calendar year, and the right to payments, benefits and reimbursements cannot be liquidated or exchanged for any other benefit.

9. Nonsolicitation.

(a)	You agree that while employed by the Company and for one year immediately following your ceasing to be an employee of the Company for any reason (whether voluntary or otherwise), you shall:

(i)	not, in any way, directly or indirectly, on your own behalf or on behalf of or in conjunction with any person, entity, business, partnership or organization solicit, entice, hire, employ or endeavor to employ any of the employees of the Company (but excluding former employees who are not so solicited, enticed or hired prior to such former employee’s employment termination); and

(ii)	not, directly or indirectly, contact or solicit (or advise or consult for any person, organization, partnership, business, company or enterprise with respect to soliciting or contacting) any person or entity who was a customer of the Company at any time during the twenty-four (24)month period prior to your ceasing to be a Company employee, or any potential customer of the Company who was specifically targeted for solicitation by the Company at any time during such 24-month period (such customer and potential customer being an “Arch Customer”), for the purpose of diverting such customer from the Company with respect to, or for the purpose of recommending, selling or providing any product or service similar to or competing with, any product or service of the Company that (A) is offered at the time of employment termination and (B) you were engaged in managing, marketing, selling or manufacturing at any time during your employment with the Company or Olin Corporation (together with subsidiaries of Olin Corporation, being collectively “Olin”); provided further that this clause (ii) shall also apply to (x) any Arch Customer with whom you met or contacted at any time prior to employment termination for the express purpose of establishing, soliciting or maintaining a customer relationship with the Company or Olin and (y) any product or service of the Company that is offered at the time of employment termination and that was or was to be the basis of such customer relationship.

(b)	You acknowledge that you have carefully read this Agreement and have given and do now give careful consideration to the restraints imposed upon you by this Agreement and are in full accord as to their necessity for the reasonable and proper protection of the Company’s businesses. You acknowledge and agree that (i) each and every restraint imposed by this paragraph 9 is reasonable with respect to subject matter, duration and geographic area and (ii) that your services to the Company are unique and special and that you have knowledge of the Company’s trade secrets, customer base and other confidential information of the Company and you hereby agree you will not assert anything to the contrary in any court, hearing, arbitration, mediation or other legal forum. You further acknowledge and agree that the restrictions contained in this paragraph 9 will not prevent you from earning a living within your trade or specialty. The restraints imposed by this paragraph 9 shall continue for their full periods and throughout the geographic areas set forth in this paragraph 9 except as provided in paragraph 9(f) below.

(c)	If you violate or attempt to violate any of the provisions of this paragraph 9, then the Company shall be entitled, as of right, to an injunction and/or other equitable relief against you, restraining you from violating or attempting to violate any of these provisions. You further agree that this provision does not limit any other remedies that may be available to the Company for breach of this paragraph 9 by you.

(d)	You acknowledge that, because of the competitive nature of the Company’s businesses and the Company’s repeat transactions with many customers, the development and enhancement of customer relationships, contacts and goodwill are critical factors in ensuring the Company’s survival and success and that such customer relationships, contacts and goodwill constitute valuable assets belonging to the Company, whether or not such assets are produced by your own efforts. You further acknowledge that directly or indirectly soliciting the Company’s customers for a competitor of the Company would inevitably result in disclosure of trade secrets and confidential information belonging to the Company, this irreparably harming the Company.

(e)	For purposes of this paragraph 9, references to “the Company” mean the Company including its subsidiaries.

(f)	The parties have entered into this Agreement in the belief that its provisions are valid, reasonable, and enforceable. However, if any one or more of the provisions contained in this Agreement shall be held to be unenforceable for any reason, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein. However, if any one or more of the provisions contained in paragraph 9 hereof shall for any reason be held to be excessively broad as to time, duration, geographic scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law.

(g)	The provisions contained in this paragraph 9 are in addition to, and supplement, any other nonsolicitation or noncompete agreement that may be applicable to you and does not supersede or replace any such other prior agreements. You acknowledge and agree that any prior noncompetition or nonsolicitation agreement between you and Olin has been assigned to the Company and is effective as if originally entered into with the Company instead of Olin.

10. Your Employment Agreement relating to Inventions, Patents and Confidential Information which you signed shall continue to remain effect in accordance with its terms following any termination of employment.

11. Section 409A.

(a)	It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)	Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under any Company Plan may not be reduced by, or offset against, any amount owing by you to the Company or any of its affiliates.

(c)

If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(d)	Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to this Agreement and any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. You are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

Very truly yours,

ARCH CHEMICALS, INC.

By:	/s/ Hayes Anderson

Agreed:

Signature: